Exhibit 99.1

ITG

FOR IMMEDIATE RELEASE

ITG RELEASES AUGUST 2006 U.S.
TRADING STATISTICS

NEW YORK, NY, September 11, 2006—Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that August 2006 U.S. trading volume was 3.3 billion shares and average daily volume (ADV) was 142 million shares.  This compares to 3.0 billion shares and ADV of 152 million shares in July 2006 and 2.3 billion shares and ADV of 99 million shares in August 2005.

There were 23 trading days in August 2006, compared to 20 trading days in July 2006 and 23 trading days in August 2005.

Monthly volume statistics reflect commission-generating U.S. volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume

August:	23	3,273,364,231	142,320,184

Year-to-Date:	168	24,551,659,973	146,140,833

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ABOUT ITG

Investment Technology Group, Inc. (NYSE:ITG), is a specialized agency brokerage and technology firm that partners with clients globally to provide innovative solutions spanning the entire investment process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade analysis, order management, trade execution, and post-trade evaluation to provide clients with continuous improvements in trading and cost efficiency.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

ITG Contact:

Alicia Curran
(212) 444-6130